                                                                     EXHIBIT 2.3

                            MASTER ANTENNA SITE LEASE

---------------------------------------------------------------------------

LESSOR:  PINNACLE TOWERS INC.           LESSEE:  MICROCELL MANAGEMENT, INC.
         a Delaware corporation                  a Delaware corporation
         1549 RINGLING BOULEVARD                 7925 JONES BRANCH DRIVE
         THIRD FLOOR                             McLEAN, VIRGINIA  22102
         SARASOTA, FLORIDA  34236


---------------------------------------------------------------------------

                  THIS MASTER ANTENNA SITE LEASE ("Agreement") is made this 24th day of February, 2000 by and between PINNACLE TOWERS INC., a Delaware corporation ("Lessor"), and MICROCELL MANAGEMENT, INC., a Delaware corporation having a Federal Tax ID Number of 54-1831474 ("Lessee").

                  WHEREAS, Lessee and Lessor have entered into that certain Asset Purchase Agreement dated of even date herewith (the "APA") pursuant to which Lessee is selling to Lessor, and Lessor is purchasing from Lessee, the telecommunication towers listed on Schedule A attached hereto and Lessee's interest in the ground leases, tower leases and other improvements related thereto (each, upon Lessor's purchase thereof under the APA and for so long as this Agreement has not been terminated with respect to such tower site, a "Tower" and, together with the land ("Land") ground leased by Lessor related thereto, a "Site"; and collectively, the "Towers" and the "Sites").

                  WHEREAS, Lessee wishes to lease from Lessor, space at all of the Sites and Lessor wishes to lease such space pursuant to the terms and conditions set forth below;

                  WHEREAS, Lessor and Lessee hereby enter into this Agreement in order to establish the terms and conditions pursuant to which Lessee shall have the right to lease space at such Sites.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee covenant and agree as follows:

            1. Term. The term of this Agreement (the "Term") shall commence on the date (the "Commencement Date") that is the Initial Closing Date (as defined in the APA), and shall continue until December 31, 2002 (provided, that, for the sole purpose of determining and discharging the Annual Rent for calendar year 2002, this Agreement shall continue through February 28, 2003). Lessee shall execute a written confirmation of the Commencement Date. Notwithstanding anything to the contrary contained herein, in the event the APA is terminated prior to the occurrence of the Initial Closing Date thereunder, this Agreement shall never become effective and shall terminate immediately upon such termination of the APA.

         2.       Leased Premises.

                  From and after the Commencement Date, Lessor leases to Lessee and Lessee leases from Lessor the space located at the Sites (the "Leased Space") and as described in Schedule B attached hereto and incorporated herein. The parties acknowledge and agree that the Leased Space shall not include any space being leased on any Tower as of the Commencement Date under one or more of the existing tower leases set forth on Schedule C attached hereto (such tower space subject to an existing lease, the "Reserved Space" and the tower space remaining on such Tower and leased by Lessee hereunder, the "Tower Space" for the sole purpose of locating Lessee's antennas ("Antenna Array"), supporting equipment necessary for the operation of Lessee's Antenna Array (the "Supporting Equipment"), to run utility lines from Lessee's utility hook-ups to Lessee's Supporting Equipment located on the Land and to run cables from Lessee's Supporting Equipment to the Tower Space to serve and operate Lessee's Antenna Array for telecommunications use.

         3. Annual Rent. (a) For each of calendar year 2000, 2001 and 2002, Lessee covenants to pay to Lessor the sum of the annual rental amounts for such calendar year listed on Schedule A for the Towers ("Annual Rent"). Annual Rent shall be due and payable in arrears, without set-off, defense or counterclaim of any kind, by Lessee to Lessor, beginning on February 10, 2001 for calendar year 2000 and thereafter on February 10 of each of the two succeeding calendar years.

                  (b) Lessee shall pay Annual Rent by electronic transfer according to wire instructions delivered by Lessor or direct to Lessor's lockbox account at Pinnacle Towers Inc., P.O. Box 550094, Tampa, Florida 33655-0094.

                  (c) Notwithstanding anything to the contrary set forth herein, in the event and at such time as additional towers become subject to this Agreement or towers never become, or cease to be, subject to this Agreement as set forth in Section 26 hereof, the Annual Rent shall be adjusted as provided herein.

         4. Laws, Permits and Approvals. Lessee shall operate Lessee's Equipment and shall use the Leased Space and the Site in strict compliance with all applicable federal (including, without limitation, the Federal Communications

Commission), state and local laws, regulations, and ordinances, and with all site and/or installation standards and/or procedures. Lessee shall obtain and maintain at Lessee's expense all private and governmental licenses, permits, approvals, authorizations and consents required or necessary for such purposes and shall provide Lessor with copies of the same no less than ten (10) days prior to commencement of any construction, improvements or installation.

         5. Lessee's Property. All of Lessee's Equipment shall be and remain Lessee's personal property even though some or all of such equipment may be physically attached to the Land or the Tower. Lessee shall be entitled to take and remove any or all of Lessee's Equipment from the Site at any time during normal business hours, provided that the removal of such Lessee's Equipment shall be performed in compliance with the provisions of this Agreement and further provided that any such removal shall not relieve Lessee of any obligations under this Agreement.

         6. Installation and Maintenance. (a) Lessee agrees that Lessee shall provide Lessor at least forty-eight (48) hours prior notice of any construction, installation (including any modification), maintenance, or removal (collectively, "Site Work") to be performed by Lessee on Lessee's Space and/or the Site; provided, however, in the event of an emergency outage, reasonable maintenance may be performed after verbal notice to Lessor. Additionally, prior to commencing any Site Work, Lessee shall obtain Lessor's approval of detailed plans and specifications for such Site Work, which approval shall not be unreasonably withheld or delayed. Lessee agrees that any Site Work shall be performed by qualified technicians, shall comply with the approved plans and specifications and shall also comply with all site and/or installation standards and/or procedures (including, without limitation, security procedures) which Lessor may from time to time establish regarding use of the Site. Lessor shall have the right to inspect the Lessee's Space at any time, including, without limitation, during and/or upon completion of any installation and/or removal. If Lessee installs and/or removes any of Lessee's Equipment in violation of the requirements of this Paragraph, Lessee shall be liable for any damages that may occur as a result, and Lessor shall have the right to immediately terminate this Agreement.

                  (b) Lessee shall at all times maintain the Leased Space and Lessee's Equipment in a neat, clean and safe condition, in good repair, and in a manner so as not to conflict with or create a nuisance to Lessor, other Lessees of Lessor and/or other users of the Site, if any.

                  (c) During the Term, Lessor shall reasonably maintain the Sites and shall inform Lessee not less than twenty-four (24) hours in advance, of normal, non-emergency work on a Site or the Leased Space which may be performed by Lessor if such work is likely to unreasonably interfere with the use or operation of

Lessee's Equipment or with Lessee's use of the Leased Space. Lessee acknowledges that in order for Lessor to maintain and repair the Sites and/or to allow other lessees to install, remove, maintain and repair their equipment, it may be necessary from time to time for Lessor to turn off electrical power and/or make other adjustments to the Sites and/or any equipment related thereto; Lessor agrees to use commercially reasonable efforts to coordinate such work with Lessee and to schedule such work so as to cause minimal disruption to Lessee's Equipment and use of the Lessee's Space as contemplated herein. Lessor shall not be liable to Lessee for interruption of or interference with Lessee's operations or with Lessee's use of the Lessee's Space as contemplated herein, unless due to the negligence or willful misconduct of Lessor. In the event that maintenance and/or repairs to a Site are required as a result of the installation or operations of the Lessee's Equipment and/or Site Work, the same shall be performed by a qualified contractor selected by Lessor and the expense charged to the Lessee, who shall pay such expense within fifteen (15) days thereof.

         7. Insurance. (a) Lessee will require contractors performing work at any Site in any capacity which requires climbing any Tower to carry umbrella/excess liability insurance in excess of the business automobile, commercial general liability and worker's compensation of a minimum of each occurrence limit of Five Million Dollars ($5,000,000) and general aggregate of Five Million Dollars ($5,000,000).

                  (b) Lessee shall keep in full force and effect with a company licensed to do business in each state where a Site is located and which has a rating of A- or better from the current edition of Best's Insurance Reports, at Lessee's expense at all times during the Term and during any other times as Lessee studies, inspects, or uses the Site or any part thereof: (i) commercial general liability insurance written on an occurrence basis with respect to the Site and Tower and Lessee's use and occupancy thereof and the business operated by Lessee with limits of at least Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, which liability insurance shall, in addition, extend, through contractual liability insurance, to any liability of Lessee arising out of the indemnities provided in this Agreement, (ii) worker's compensation and employer's liability insurance affording applicable statutory coverage and containing applicable statutory limits; (iii) automobile liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, and (iv) fire insurance with standard broad form extended coverage and full replacement cost endorsements covering all of Lessee's property at the Site. All of such policies shall provide that Lessee shall be responsible for all deductibles, exclusions, and co-insurance under such coverages, shall name Lessor, its agents, employees, officers, directors and affiliates as an additional insured or loss payees, shall provide that the insurance provided by such policies is primary coverage, and shall provide thirty (30) days prior written notice to Lessor of any cancellation, expiration, or non-renewal of such policy. Lessor (and Lessor's agents, employees, officers, directors and affiliates) shall not be liable to Lessee for the safety or security of each Site, Lessee's Equipment thereon or other property.

                  (c) Lessor, at Lessor's sole cost and expense, shall procure and maintain on each Site, commercial general liability insurance with a combined single limit of Two Million Dollars ($2,000,000) in the aggregate. Such insurance shall insure, on an occurrence basis, against liability of Lessor, its employees and agents arising out of or in connection with Lessor's use, occupancy and maintenance of the Site. Lessee shall be named as an additional insured on Lessor's policy.

                  (d) Lessor and Lessee release each other and their respective principals, officers, directors, employees, representatives and agents, from any claims for damage to any person or to the Site or to the Lessee's Equipment or operations thereon caused by, or that result from, risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Each party shall provide to the other either an insurance certificate or binder evidencing the coverage required by this paragraph within thirty (30) days of the Commencement Date.

         8.       Intentionally Omitted.

         9. Events of Default. The following shall constitute an event of default of this Agreement ("Event of Default"): (i) any failure to comply with any covenant, condition or agreement of this Agreement not otherwise addressed in this Paragraph 9; provided, however, neither party shall be deemed to be in default under this subsection (i) until the non-breaching party has given the breaching party thirty (30) days (or ten (10) days in the event of a monetary breach) written notice of and opportunity to cure any breach (except where a different timeframe is expressly provided in this Agreement,) and the breaching party has failed to cure the same, provided, however, Lessor shall have the right at any time to cure an ongoing breach in the event of an emergency, as shall be interpreted in Lessor's reasonable discretion; or (ii) if Lessee shall
(a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) be adjudicated bankrupt or insolvent, (c) file a voluntary petition or have an involuntary petition filed against Lessee which is not discharged within 60 days in bankruptcy; or (d) consent to, approve of or acquiesce in any such proceeding or the appointment of any receiver of or trustee for any of its property, or proceeding to continue undischarged for a period of sixty (60) days.

         10. Remedies. Upon the occurrence of an Event of Default at or relating to a Site by Lessee or other termination hereunder due to an act or omission of Lessee, and in addition to such other rights and remedies as may be available under this Agreement, at law or in equity, Lessor shall be entitled to all costs and expenses (including attorneys' fees) incurred by Lessor as a result of such default and shall have the following rights and remedies: (i) dispossess Lessee and remove all of Lessee's property from such Site, (ii) terminate this Agreement as to such Site, (iii) store Lessee's Equipment and Lessee's other property located at such Site in a public warehouse or elsewhere at the cost, risk and expense of Lessee, without Lessor being deemed a trespasser or becoming liable for any loss or damage that may occur to Lessee's Equipment and/or property, and/or (v) enter into one or more agreements with third parties for the use of some or all or the Tower Space at such Site for all or any part of the Term remaining. Any and all remedies available to Lessor under this Agreement are cumulative and not exclusive. Notwithstanding anything contained herein to the contrary, Lessor waives any lien rights it may have concerning Lessee's Equipment at any Site which are deemed Lessee's personal property and not fixtures, and Lessee has the right to remove the same at any time without Lessor's consent. Notwithstanding anything herein to the contrary, in no event shall Lessor have as a remedy under this Agreement, or in law or equity, the right to accelerate the payment of Annual Rent.

         11. Utilities. Lessee shall meter separately at Lessee's expense and pay directly to the utility or service company provider promptly when due the cost of all electric power, telephone or other utilities consumed by Lessee or Lessee's Equipment.

         12. Impositions. Lessor shall pay all impositions applicable to the Site other than for personal property taxes assessed on Lessee's Equipment. Lessee shall pay all sales or use taxes applicable to payments made under this Agreement or as a direct result of Lessee's equipment being located on the Premises.

         13. Environmental Provisions. (a) Lessee agrees that it will not use, generate, store or dispose of any Hazardous Material on, under, about or within any Site in violation of any law or regulation.

                  (b) Lessor represents, warrants and agrees (i) that, to Lessor's knowledge neither Lessor nor any third party has used, generated, stored or disposed of, or permitted the use, generation, storage or disposal of, any Hazardous Material on, under, about or within any Site in violation of any law or regulation, and (ii) that Lessor will not, and will not knowingly permit any third party to use, generate, store or dispose of any Hazardous Material on, under, about or within any Site in violation of any law or regulation.

                  (c) Each party agrees to defend, indemnify and hold harmless the other and the other's partners, affiliates, agents and employees against any and all losses, liabilities, claims and/or costs (including reasonable attorneys' fees and costs) arising from any breach of any representation, warranty or agreement contained in this Paragraph 13. As used in this Paragraph 13, "Hazardous Materials" means any toxic substance as defined in 15 U.S.C. Sections 2601 et seq. on the date hereof, including materials designated on the date hereof as hazardous substances under 42 U.S.C. Sections 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor. This paragraph shall survive the termination of this Agreement.

         14. Non-interference. (a) Lessee's installation, maintenance and operation of Lessee's Equipment (if any) at a Site shall not interfere with operations or use of, or cause signal interference at such Site to Lessor or to any Lessees or other users having rights to such Site (whether or not such Lessees or other users have installed and including, without limitation, persons in negotiations with Lessor for use of such Site) on or before the full execution of this Agreement. In the event that Lessee's operations cause such interference, Lessee agrees to cure the interference or cease using the equipment which is causing the interference (except for brief tests necessary for the elimination of the interference) within forty-eight (48) hours after notice thereof, and Lessee further agrees to thereafter eliminate any such interference caused by Lessee's Equipment in a prompt or timely manner, not to exceed fifteen (15) days after the initial notice thereof. Lessor reserves the right to disconnect Lessee's Equipment at such Site if, following the above-referenced notice by Lessor, Lessee fails to either cure the interference or cease using the equipment within the forty-eight (48) hours set forth above.

                  (b) Lessee shall continue to be obligated to pay rent, and Lessor shall not be held liable for any damages or loss of revenues. Provided Lessee's equipment is operating properly, if the operations of any equipment installed after Lessee's equipment cause objectionable interference to Lessee's operation, then Lessor shall require the interfering lessee to remedy the interference and bear the costs thereof.

                  (c) Lessee shall also have a non-exclusive seven (7) day per week, twenty-four (24) hour per day right of access over right of ways designated by Lessor (which may be changed by Lessor, in its sole discretion) to the Tower Space at each Site during the Term hereof, provided that such access shall be subject to such reasonable site rules and regulations as Lessor may prescribe from time to time and further provided that such access shall be solely for the purpose of installing, maintaining, repairing, and removing Lessee's Equipment). Lessee's right to use the Tower Space and any Site shall be subject to the rights of others to pass by and through the Tower Space to service such Site and any other equipment on such Site. Lessee's Equipment shall be configured on and attached to each Site in a manner that shall permit such reasonable passage by and through the Leased Premises at all times.

         15. Binding Obligations. Lessor represents and warrants to Lessee that this Agreement has been duly and validly executed and delivered by Lessor and constitutes Lessor's legal, valid and binding obligation, enforceable against Lessor in accordance with its terms. Lessee represents and warrants to Lessor that this Agreement has been duly and validly executed and delivered by Lessee and constitutes Lessee's legal, valid and binding obligation, enforceable against Lessee in accordance with its terms. This Agreement shall be binding on and inure to the benefit of the successors and assignees of the respective parties permitted hereunder.

         16. Indemnification. (a) Lessee shall indemnify, defend and save harmless Lessor and its officers, directors, employees, affiliates and agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including, without limitation, attorneys' fees and expenses, imposed upon or incurred by or asserted against Lessor by reason of any (i) occurrence, injury to or death of persons (including workmen) or loss of or damage to property at a Site resulting from Lessee's Equipment or arising from any conduct of Lessee or Lessee's officers, employees, agents, contractors, and subcontractors, or employees of any thereof; (ii) use, non-use or condition of Lessee's Equipment, (iii) failure on the part of Lessee to perform or comply with any of the terms hereof, or applicable law, (iv) performance of any maintenance, repair, removal, or replacement regarding Lessee's Equipment, or (v) damage or destruction to, or interference with the use or operation of, any property of any other person on a Site attributable to Lessee's Equipment, or the operation thereof or arising from any conduct of Lessee, or Lessee's officers, employees, agents, contractors, and subcontractors, or employees of any thereof; provided, however, that Lessee shall not indemnify, defend or save harmless Lessor for matters caused by the gross negligence or willful misconduct of Lessor or its agents or employees.

                  (b) Lessor shall exonerate, hold harmless, indemnify, and defend Lessee from and against any and all liabilities, damages, costs and expenses arising out of or resulting from the acts or omissions of Lessor, its agents, representatives or subcontractors at a Site; provided, however, that Lessor shall not indemnify, defend or save harmless Lessee for matters caused by the gross negligence or willful misconduct of Lessee or its agents or employees.

         17. Estoppel Certificate; Other Statements. From time to time, within fifteen (15) days after request by Lessor or Lessee, the other party shall execute, acknowledge and deliver to the requesting party or its current or prospective lenders, purchasers, successors, affiliates and/or permitted assigns, a statement in writing ("Estoppel Certificate") concerning this Agreement and the applicable Site set forth in said notice and certifying the Commencement Date, the expiration date of this Agreement, that the requesting party is not in default under this Agreement except as specified in such statement, that this Agreement is unmodified and in full force and effect (or, if modified, describing such modification(s)), the dates to which the Annual Rent has been paid, and setting forth such other statements relating to the delivery of the Lessee's Space at such Site as such lenders, purchasers, successors or permitted assigns may reasonably require. In addition to the foregoing, Lessee shall from time to time, promptly upon Lessor's request, furnish to Lessor or its current or prospective lenders, purchasers, successors, affiliates and/or assigns, financial statements (including an income statement, balance sheet, and statement of cash flow, prepared in accordance with generally accepted accounting principles applied on a consistent basis) and such other information as Lessor may reasonably request regarding Lessee's financial condition. The Estoppel Certificate and other statements required in this Paragraph 17 shall each be accurate and binding on the party executing and/or delivering the same and may be relied upon by any such person herein described at whose insistence the same was prepared and/or delivered.

         18. Waivers of Claims, Limitation of Liability. (a) Lessor and Lessee hereby waive to the fullest extent permitted by law all claims to special, incidental, consequential and punitive damages (including, without limitation, lost profits) in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim among or between any of them arising under this Agreement, or any other agreement or agreements between them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the date hereof, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, whether any such claims be now existing or hereafter arising, now known or unknown. In making this waiver, each of Lessor and Lessee acknowledge and agree that there shall be no claims for special, incidental, consequential or punitive damages made by them against the other. Lessor and Lessee acknowledge and agree that this waiver of claims for special, incidental, consequential damages and punitive damages is a material element of the consideration for this Agreement.

                  (b) Notwithstanding any provision to the contrary contained in this Agreement, (including, without limitation, in Section 13(c) and 16(a)), and except as to Lessee's officers, employees, agents, contractors, and subcontractors, in no event shall Lessee have any liability to Lessor under this Agreement or otherwise arising in connection with any act or omission of any third party (including, without limitation, any subtenant).

         19. Mechanics Liens. Lessee shall keep each Site and Lessee's Space thereon free from any mechanic's, materialmen's or similar liens in connection with any Lessee work on or respecting the Lessee's Space and/or Site and shall indemnify and hold Lessor harmless from and against any claims, liabilities, judgments, or costs (including attorneys' fees) arising out of the same or in connection therewith. Lessee will remove any such lien within ten
(10) days after written notice by Lessor or, in the event of a dispute, notify Lessor of the nature of the dispute and post a bond and if Lessee fails to do so, Lessor may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof, and the amount so paid will be deemed an additional charge to be paid by Lessee hereunder upon demand.

         20. Mortgages. This Agreement is subject and subordinate to all Mortgages (as defined below) now or hereafter placed upon a Site by Lessor, and to the provisions of any easement, operating agreement, declaration, restrictive covenant, and all other encumbrances and matters of public record applicable to the land related thereto. Any Holder (as defined below) may elect to make this Agreement prior to the lien of its Mortgage, by written notice to Lessee and Lessee shall execute such documentation as Lessor or any Holder may reasonably request from time to time, in order to confirm the matters set forth in this Paragraph. If any foreclosure proceedings regarding a Site are initiated by any Holder or if any mortgage or deed in lieu is granted or any ground lease is terminated, Lessee agrees, upon written notification of any such Holder, mortgagee or purchaser at foreclosure sale, to attorn to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (and such Holder, mortgagee or purchaser shall agree to accept this Agreement and not disturb Lessee's occupancy, so long as Lessee does not default under this Agreement). In the event of attornment, provided that Lessee has received prior notice of the identity and address of the Holder, no Holder shall be: (i) liable for any act or omission of Lessor, or subject to any offset or defense which Lessee might have against Lessor of which Holder has not been given notice by Lessee (prior to such Holder becoming lessor), or (ii) bound by any future modification of this Agreement unless consented to by such Holder. "Mortgage" means all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon a Site or any part thereof, and all renewals, modifications, consolidations, replacement or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest therein. "Holder" means the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lease.

         21. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which such prevailing party may be entitled.

         22. Entire Agreement. Lessor and Lessee represent to each other that this Agreement is the complete and exclusive expression of their agreements regarding the matters contemplated herein, and all prior agreements, statements, and representations, whether written or oral, which relate in any way to the matters contemplated herein are hereby superseded and shall be given no force and effect, and that no promise, inducement, or representation has been made to either of them which relates in any way to this Agreement, other than what is expressly stated in this Agreement. This Agreement may not be changed, modified or amended except by written instrument signed by both parties hereto.

         23. Waiver of Jury Trial. Each party to this Agreement hereby waives to the fullest extent permitted by law, all right to trial by jury of any and all claims arising under or relating to this Agreement or the Site. Each party acknowledges that this is a waiver of a legal right and that this waiver of jury trial is made by such party knowingly and voluntarily after consultation with (or after the full opportunity to consult with) counsel of such party's choice.

         24. Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 24.

       If to Lessee:               Microcell Management, Inc.
                                   c/o LCC International, Inc.
                                   7925 Jones Branch Drive
                                   McLean, Virginia 22102
                                   Attention:  Christopher J. Davis
                                   Fax No. (703) 873-2900

       If to Lessor:               Pinnacle Towers Inc.
                                   1549 Ringling Boulevard, 3rd Floor
                                   Sarasota, Florida  34236
                                   Attention:  Bernard Gaboury
                                   Fax No. (941) 364-8761

         Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given three business days after mailing. Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

         25. Assignment/Sublease. Neither this Agreement nor any right created hereby shall be assignable by either party hereto, except by Lessor to a direct or indirect wholly owned subsidiary of Lessor, which assignment shall not relieve Lessor of any liability under this Agreement; provided that (i) Lessee may assign all or any portion of its right hereunder to LCC International, Inc., a Delaware corporation and Lessee's parent ("LCC") or any Affiliate thereof (which in turn may assign all or any portion of its respective rights hereunder to any other Affiliate of LCC) and (ii) Lessee (and, following an assignment of its rights hereunder to LCC, LCC) may assign all or any portion of its respective rights hereunder in connection with a merger, consolidation or sale of substantially all its assets or to any lender as security for a loan; provided that no such assignment by Lessee shall release Lessee from its obligation to pay to Lessor the Annual Rent, for which Lessee shall remain liable, jointly and severally, with its assignee. Lessee shall not sublease all or any portion of the Leased Premises without Lessor's prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Lessor shall not withhold, condition or delay its consent provided that the following conditions are satisfied:

                           (i)      Lessee shall notify Lessor, in writing, of
any proposed sublease, at least thirty (30) days prior to the effective date of such proposed sublease. The proposed subtenant shall have a creditworthiness which is reasonably acceptable to Lessor.

                           (ii)     The sublease shall be for a term of no less
than the remainder of the Term and shall be for a fair market value rental.

                           (iii)    The sublease shall be on substantially the
same terms as Lessor's standard Lease form (or such other terms as are reasonably acceptable to Lessor).

                           (iv)     The subtenant is not (and will not be)
terminating a lease on another tower owned by Lessor located within a 40 mile radius of the Tower to which such proposed sublease relates in order to enter into such sublease.

                           (v)      The subtenant agrees to be bound by
Lessee's obligations hereunder as to the space being leased under such sublease (except payment of rent to Lessor) as if a direct lease were made between Lessor and Subtenant.

         26. Inclusion and Exclusion of Sites: (a) If, as of the Commencement Date, Lessor has not acquired from Lessee under the APA a tower site listed on Schedule A, such tower site shall not be a "Tower" or "Site" subject to this Agreement and shall not become a "Tower" or "Site" subject to this Agreement unless and until Lessor so acquires such tower site.

                  (b) If, following the Commencement Date, Lessor acquires from Lessee under the APA an additional tower site listed on Schedule A, then, from and after the closing date for such acquisition, such tower site shall become and be a "Tower" and a "Site" subject to this Agreement for all purposes hereunder,

                  (c) If, following the Commencement Date, Lessor transfers, assigns or otherwise is divested of title to a Tower, whether voluntarily or involuntarily, then, from and after the effective date of such divestiture of title, such Tower shall cease to be a "Tower" or a "Site" subject to the terms of this Agreement.

                  (d) Notwithstanding anything to the contrary herein, Lessor and Lessee acknowledge and agree that the Annual Rent due hereunder for each of calendar year 2000, 2001 or 2002 shall be adjusted, if and as required, so that such amount is the sum of the annual rent amounts set forth on Schedule A for each and every, but only, those Towers subject to this Agreement in accordance with this Section 26 as of December 31 of such calendar year.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

         28. Governing Law. This Agreement shall be governed by the law of the State of Florida.

         29. Miscellaneous. Captions are for convenience of reference only and shall not be used for interpreting the provisions of this Agreement. If any provision hereof is invalid or unenforceable with respect to any party, the remainder hereof or the application of such provision to persons other than those as to whom it is held invalid or unenforceable shall not be affected, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law. The indemnity provisions in this Agreement shall survive the termination of this Agreement. There shall be no third party beneficiaries of this Agreement. Time is of the essence of this Agreement; provided however, neither party shall be liable for any delay in performance of any obligations hereunder (excluding obligations for the payment of money) due to fire, flood, earthquake, tornado, windstorm or other act of God.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned parties execute this Agreement under seal the day and year first above written.

                                              LESSOR:
                                              ------

                                              PINNACLE TOWERS INC.,
                                              a Delaware corporation

                                              By:
                                                 ------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


                                              LESSEE
                                              ------

                                              MICROCELL MANAGEMENT, INC.,
                                              a Delaware corporation

                                              By:
                                                 ------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------